Exhibit 99.1

FOR MORE INFORMATION CONTACT:
Fred Wagenhals
Chief Executive Officer
Action Performance Companies
602-337-3711

or

Caren Barbara
Burson-Marsteller
212-614-4915
caren_barbara@nyc.bm.com

ACTION PERFORMANCE COMPANIES, INC. ANNOUNCES RESIGNATION OF
CHIEF FINANCIAL OFFICER R. DAVID MARTIN

     PHOENIX – October 8, 2004 – Action Performance Companies, Inc. (NYSE: ATN) today announced the resignation of Chief Financial Officer, Secretary and Treasurer R. David Martin effective immediately. Corporate Controller Stephanie Caldwell will serve as interim Chief Financial Officer reporting to Chief Executive Officer Fred Wagenhals until management completes its search for a permanent replacement.

     “We thank Dave for his four years of dedicated professional service to Action Performance and appreciate that valuable contributions that he made during that time,” Chief Executive Officer Fred Wagenhals.

     A search for a permanent Chief Financial Officer is currently underway. In the interim, the position will be held by Corporate Controller Stephanie Caldwell who has held her position at Action Performance for the past three years.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC,

goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

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